EXHIBIT 8.1

TAX OPINION OF BRUNINI, GRANTHAM, GROWER & HEWES, PLLC

Louis G. Fuller E-mail: lfuller@brunini.com Direct: 601.960.6874	The Pinnacle Building 190 E. Capitol Street, Suite 101 Jackson, Mississippi 39201 Telephone: 601.948.3101	P. O. Drawer 119 Jackson, Mississippi 39205 Facsimile: 601.960.6902

January 26, 2012

Board of Directors
Trustmark National Bank
Jackson, Mississippi  39201

Board of Directors
Bay Bank & Trust Co.
Panama City, Florida  32401

Ladies and Gentlemen:

We have acted as special counsel to Trustmark corporation (“Trustmark”), a Mississippi corporation, in connection with the merger (the “Merger”) of Bay Bank & Trust Co. (“Bay Bank”), a Florida banking corporation with and into Trustmark National Bank (“Trustmark Bank”), a national banking association, pursuant to the terms of the Agreement and Plan of Merger dated as of November 30, 2011, by and between Trustmark, Trustmark Bank and Bay Bank (the “Merger Agreement”). Trustmark has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 with respect to the Merger (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act” ). This opinion is delivered pursuant to Section 10.4 of the Merger Agreement.

In rendering this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents and records as we have deemed necessary and relevant for purposes of this opinion. In addition, we have expressly relied upon certain representations made to us by officers of Trustmark, Trustmark Bank and Bay Bank. If any statements contained in the Merger Agreement are not true and accurate, or if any representations made to us are not true and accurate, then we express no opinion to the extent the subject matter of this opinion is affected thereby. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.

This opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, published pronouncements of Internal Revenue Service and such other authorities as we have considered necessary and relevant. There can be no assurance that the legal authorities upon which this opinion is based will not be modified, revoked, supplemented, amended, revised, reversed, or overruled. We assume no obligation to update or supplement this opinion to reflect changes in such legal authorities.

Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Merger, when consummated in accordance with the terms of the Merger Agreement and Registration Statement, will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Our opinion is limited to the foregoing federal income tax consequences of the Merger to Trustmark, which are the only matters as to which you have requested our opinion. We have not addressed any other federal income tax consequences of the Merger other than those specifically set forth herein, and we have not considered any matters (including state, local, or foreign tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States as expressly set forth herein. This opinion is being furnished solely for the benefit of Trustmark and Bay Bank in connection with the closing of the Merger and may not be used or relied upon by any other party or for any other purpose. Although this opinion represents our best legal judgment, it has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of the subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus forming a part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Brunini, Grantham, Grower & Hewes, PLLC
Brunini, Grantham, Grower & Hewes, PLLC